Exhibit 10.2

AMENDMENT 2007-1

TO THE

CEPHALON, INC.

2004 EQUITY COMPENSATION PLAN

WHEREAS, Cephalon, Inc. (the “Company”) maintains the Cephalon, Inc. 2004 Equity Compensation Plan (the “2004 Plan”) for the benefit of its eligible employees, certain consultants and advisors who perform services for the Company, and non-employee members of the Company’s Board of Directors (the “Board”);

WHEREAS, pursuant to Section 12(a) of the 2004 Plan, the Board may amend the 2004 Plan at any time;

WHEREAS, pursuant to Section 141 of the Delaware General Corporation Law, the Board has delegated its authority to amend or modify any of the Company’s existing equity compensation plans, including the 2004 Plan, to the Stock Option and Compensation Committee of the Board of Directors (the “Committee”), as more fully described in Section III of the Committee’s charter; and

 WHEREAS, the Committee desires to amend the 2004 Plan to provide for the mandatory adjustment to the number of shares of Company Stock available for grant, the maximum number of shares of Company Stock that any individual participating in the 2004 Plan may be granted in any year, the number of shares of Company Stock covering outstanding grants, the kind of shares of Company Stock issued under the 2004 Plan, and the price per share of share grants in the event of certain specified equity events.

NOW, THEREFORE, in accordance with the foregoing, the 2004 Plan shall be amended as follows:

1.             Effective February 8, 2007, Section 3(b) of the 2004 Plan shall be amended in its entirety to read as follows:

“(b)         Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in any year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In addition, in the event of a Change of Control or Corporate Transaction, the provisions of Section 10 shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.”

2.             As thus amended, the 2004 Plan is hereby ratified, republished and reconfirmed and said 2004 Plan and this amendment thereto hereby constitute the 2004 Plan.

IN WITNESS WHEREOF, and as evidence of the adoption of Amendment 2007-1 to the 2004 Plan as set forth herein, the Committee has caused this Amendment 2007-1 to be executed this 8th day of February 2007.

CEPHALON, INC.

By:	/s/ Carl A. Savini
Carl A. Savini
Title:	Executive Vice President, Chief
Administrative Officer